EXHIBIT 10.36

ORBITZ WORLDWIDE. INC.
SEVERANCE PLAN
FOR GROUP VICE PRESIDENTS AND SENIOR VICE PRESIDENTS
Adopted on December 6, 2011; Amended and Restated effective February 4, 2015
INTRODUCTION
The Orbitz Worldwide, Inc. Severance Plan for Group Vice Presidents and Senior Vice Presidents (the “Plan”) is designed to provide separation pay to eligible employees of Orbitz Worldwide, Inc. (the “Company”) as set forth below.
DEFINITIONS
A.    “Cause” shall mean (a) the failure of an Eligible Employee (as defined below) to substantially perform the Eligible Employee’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of ten (10) days following receipt of written notice from the Company by the Eligible Employee of such failure, (b) theft or embezzlement of property of the Company or dishonesty in the performance of the Eligible Employee’s duties to the Company, (c) an act or acts on the Eligible Employee’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (d) Eligible Employee’s willful malfeasance or willful misconduct in connection with the Eligible Employee’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company, or (e) Eligible Employee’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Plan and pursuant to any employment agreement.
B.    “Change in Control” shall be as defined in the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan.
C.    “Constructive Termination” shall be deemed to occur for an Eligible Employee who has the title of Group Vice President or higher upon (a) any material reduction in the Eligible Employee’s base salary or target bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly-situated executives), (b) the failure of the Company to pay compensation or benefits when due, which is deemed to be a breach of the employment relationship between the Eligible Employee and the Company, (c) the primary business office for the Eligible Employee being relocated by more than fifty (50) miles one-way, (d) a material and sustained diminution to Eligible Employee’s duties and responsibilities as of the date such Eligible Employee is able to participate in this Plan or (e) the failure by any acquirer to expressly assume this Plan in writing; provided, however, that the foregoing events shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt by the Company’s Board of Directors from the Eligible Employee of written notice of the event which constitutes a Constructive Termination; and provided, further, that a Constructive Termination shall cease to exist for an event on the 60th day following the later of its occurrence or Eligible Employee’s knowledge of such, occurrence, unless the Eligible Employee has given the Company written notice of such occurrence prior to such 60th day.

--1-

D.    “Disability” shall mean an Eligible Employee shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Eligible Employee’s duties under Eligible Employee’s employment. Any question as to the existence of the Disability of Eligible Employee as to which the Eligible Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Eligible Employee and the Company. If the Eligible Employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Eligible Employee shall be final and conclusive for all purposes of this Plan and any other agreement between the Company and the Eligible Employee that incorporates the definition of “Disability.”
E.    “Participation Notice” shall mean a notice in the form attached hereto as Appendix A.
ELIGIBILITY & BENEFITS
Any employee of the Company with the title of Group Vice President or higher is eligible to participate in the Plan, provided he or she has executed a Participation Notice, if required by the Company (the “Eligible Employees”). To the extent an Eligible Employee’s employment is terminated by the Company (other than for Cause) within one (1) year following a Change in Control or an Eligible Employee resigns due to a Constructive Termination within one (1) year following a Change in Control, the Eligible Employee shall be eligible to receive the Change in Control benefits set forth in such Eligible Employee’s Participation Notice (the “CIC Benefits”). To the extent an Eligible Employee’s employment is terminated by the Company (other than for Cause) prior to a Change in Control, the Eligible Employee shall be eligible to receive the severance benefits set forth in such Eligible Employee’s Participation Notice (the “Severance Benefits”). Any CIC Benefits or Severance Benefits provided under this Plan and the Participation Notice thereunder shall supersede and replace any benefits to which an Eligible Employee may be entitled under any employment agreement, letter agreement, equity award agreement or any other Company severance plan or policy.
SECTION 409A
In the event that the Company determines that any of the benefits payable under this Plan would violate Section 409A of the Internal Revenue Code (“Section 409A”), then the Company and the Eligible Employee shall agree to implement adjustments needed to comply with Section 409A (to the minimum extent necessary to avoid the imposition of any adverse tax treatment under Section 409A and without reducing the absolute value of such benefits). In addition, to the extent (i) any payments to which an Eligible Employee becomes entitled under this Agreement or any agreement or plan referenced herein, in connection with the Eligible Employee’s termination of employment with the Company constitutes deferred compensation subject to Section 409A and (ii) the Eligible Employee is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the date which is six (6) months after the Eligible Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A) or, if earlier, the date of death of the Eligible Employee; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Eligible Employee, including

--2-

(without limitation) the additional twenty percent (20%) tax for which the Eligible Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Eligible Employee or the Eligible Employee’s beneficiary in one lump sum. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
RELEASE
The benefits under this Plan shall be contingent upon the Eligible Employee’s execution, delivery and non-revocation of a release satisfactory to the Company within forty-five (45) days from the Eligible Employee’s separation from service. No benefits will be provided under the Plan prior to the effective date of the release.
ADMINISTRATION
The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Administrator”), who shall have the authority to interpret the Plan and make and revise such rules as may be reasonably necessary to administer the Plan. The Administrator’s interpretations, determinations, rules and calculations shall be final and binding on all persons and parties concerned.
AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate this Plan at any time; provided, however, this Plan shall become irrevocable upon a Change in Control and the acquirer shall expressly assume this Plan in writing.
GOVERNING LAW
This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

--3-

Appendix A
Orbitz Worldwide, Inc. Severance Plan
For Group Vice Presidents and Senior Vice Presidents
Participation Notice

This Participation Notice (“Notice”) is made and entered into by and between [INSERT NAME] (the “Eligible Employee”) and Orbitz Worldwide, Inc. (the “Company”).

RECITALS

The Company adopted the Orbitz Worldwide, Inc. Severance Plan for Group Vice Presidents and Senior Vice Presidents (the “Plan”) to assure that the Company will have the continued dedication and objectivity of the participants in the Plan.

The Company has designated you as eligible for protection under the Plan and this Notice, subject to your qualifying as an Eligible Employee.

Unless otherwise defined herein, the terms defined in the Plan, which is hereby incorporated by reference, shall have the same defined meanings in this Notice.

NOTICE

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
CIC Benefits.
If your employment with the Company is terminated without Cause or your resign your employment with the Company due to a Constructive Termination, in each case, within one (1) year following a Change in Control, you will be entitled to the following CIC Benefits, subject to your compliance with the Plan and this Notice:

Cash Severance	$[____]
Bonus for Year of Termination	[____]
Treatment of Equity	[____]%
Tax Gross-Ups	None
COBRA Reimbursements

If you timely elect continuation coverage under COBRA for you and your dependents, then the Company will reimburse you for the COBRA premiums for such coverage for [____] months from the date of termination.*

--4-

* If the Company determines in its sole discretion that the Company cannot provide this benefit without potentially violating or being subject to an excise tax under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment payable on the last day of any given month, equal to the monthly COBRA premium that you would be required to pay to continue group health coverage under COBRA, which payments will be made regardless of whether you and/or your eligible dependents elect COBRA continuation coverage and will continue during the time period specified above.
Severance Benefits.
If your employment with the Company is terminated without Cause prior to a Change in Control, you will be entitled to the following Severance Benefits, subject to your compliance with the Plan:

Cash Severance	$[____]
Bonus for Year of Termination	[____]
Treatment of Equity	[____]%
Tax Gross-Ups	None
COBRA Reimbursements

If you timely elect continuation coverage under COBRA for you and your dependents, then the Company will reimburse you for the COBRA premiums for such coverage for [____] months from the date of termination.*

* If the Company determines in its sole discretion that the Company cannot provide this benefit without potentially violating or being subject to an excise tax under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment payable on the last day of any given month, equal to the monthly COBRA premium that you would be required to pay to continue group health coverage under COBRA, which payments will be made regardless of whether you and/or your eligible dependents elect COBRA continuation coverage and will continue during the time period specified above.
Other Provisions.

You agree that the Plan constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and shall specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between the you and Company. By executing this Notice, you hereby agree to waive any and all change of control and/or severance benefits pursuant to any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between the you and Company.

--5-

This Notice may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page to Follow]

--6-

IN WITNESS WHEREOF, each of the parties has executed this Notice, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

ORBITZ WORLDWIDE, INC.	ELIGIBLE EMPLOYEE
By:	Signature:

Date:	Date:

[Signature Page of the Participation Notice]

--7-